Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Xenetic Biosciences, Inc. on Form S-1, Amendment #2 of our report dated March 30, 2016, which includes explanatory paragraphs as to the company’s ability to continue as a going concern and our audit of adjustments to retroactively apply the change in par value and the reverse stock split which occurred subsequent to the year ended December 31, 2015, to the 2014 financial statements which were audited by other auditors, and  with respect to our audit of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2015 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

July 8, 2016